Exhibit 10.26

TRANSITION AGREEMENT

This Transition Agreement (“the Agreement”) is made and entered into as of the 17th day of December, 2004, by and between Equifax, Inc., a Delaware corporation (“the Company”), and Thomas F. Chapman (“Executive”).

RECITALS:

A.    Executive is currently employed by the Company as its Chief Executive Officer and Chairman of the Board.

B.     Executive is currently eligible for retirement from the Company, and the Company and Executive have announced his retirement as the Chief Executive Officer of the Company.

C.     Executive has offered to continue to serve as the Company’s Chief Executive Officer and Chairman of the Board as a service to the Company in the transition of responsibilities to a new chief executive officer, subject to the terms hereof.

D.    The Company and Executive desire to enter into this Agreement to provide certain compensation and benefits to Executive under the circumstances described herein to encourage Executive to continue his service to the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Executive hereby agree as follows:

1.     Transition Period.   Executive shall continue to be employed by the Company as Chief Executive Officer and Chairman of the Board from the date of this Agreement until December 31, 2005, unless earlier terminated as provided herein (the “Transition Period”). The Transition Period shall automatically terminate upon the election of a new person to serve as the Chief Executive Officer and Chairman of the Board of the Company, unless the Board of Directors requests that the Executive remain an employee of the Company and available in an advisory capacity to the Board of Directors. The Transition Period shall automatically terminate upon the death or disability of Executive, or the termination by the Company of Executive’s employment with the Company. In the event a new person is elected as the Chief Executive Officer of the Company and no new person is elected as the Chairman of the Board of the Company, Executive shall continue as the Chairman of the Board through the Transition Termination Date. The date the Transition Period ends shall be referred to as the “Transition Period Termination Date.” For purposes of this Agreement, the term “disability” shall have the same definition as that which is provided in the Company’s long-term disability plan as in effect on the date hereof.

2.     Payments and Benefits to Executive.

(a)   Base Salary.   The Company shall continue to pay Executive his annual base salary (which may be increased to reward 2004 performance) through December 31, 2005. Except as provided herein, all salary payments shall be made at a time and in accord with the past payroll practices of the Company with respect to Executive. All such amounts shall be subject to and reduced by any applicable federal and state withholding taxes or other deductions authorized by Executive. In the event the Transition Period ends prior to December 31, 2005, all amounts payable to Executive as Base Salary through December 31, 2005 shall be accelerated and the Company agrees to immediately pay such amounts to Executive.

(b)   Annual Incentive.   Executive is eligible for an annual incentive for the Company’s 2005 fiscal year. The Company shall pay to Executive a minimum of one hundred percent (100%) of his 2005 base salary as his 2005 annual incentive. This minimum amount shall be paid to Executive on the Transition

Period Termination Date. Annual Incentive earned in excess of this minimum amount shall be paid at the same time 2005 Annual Incentives are paid to other management employees of the Company.

(c)   Long Term Incentives.   For the Company’s 2005 fiscal year, the Company agrees that the long term incentive grant to Executive shall be divided fifty (50%) in restricted stock units and fifty percent (50%) in cash. The 2005 long term incentive grant shall be made at the first 2005 Compensation Committee meeting and shall vest on the Transition Period Termination Date.

(d)   Supplemental Executive Retirement Plan.   On the Transition Period Termination Date the Company shall credit such additional years of service to Executive under the Company’s Supplemental Executive Retirement Plan dated as of October 1, 1989, as amended so that Executive’s Credited Service under such Plan is equal to twenty (20) years for purposes of determining benefits thereunder.

(e)   Other Benefits.   Through the Transition Period Termination Date, Executive shall continue as a full-time employee of the Company and shall be entitled to participate in all employee benefit plans sponsored or provided by the Company to the same extent as he is now participating including without limitation the Company’s Supplemental Executive Retirement Plan (“SERP”), participate in any health and life insurance and short-term and long-term disability plan sponsored or maintained by the Company, be reimbursed for dues or assessments relating to any private club, country club or professional organization, or receive reimbursement for any business, entertainment or similar expenses incurred by Executive according to the Company’s policies. Nothing herein shall be interpreted to cause the forfeiture by Executive of any other commitments previously made by the Company to Executive to be effective upon his retirement from the Company or any other benefits to which Executive is entitled under any Company plans.

(f)    Irrevocable.   The rights and benefits conferred on Executive under this Agreement are irrevocable upon execution of this Agreement.

3.     Stock Options and Restricted Stock Units.   Executive and the Company agree that the stock options and restricted stock units held by Executive as of the date of this Agreement are hereby amended, effective as of the date of this Agreement to provide that all of the unvested shares under such stock options and restricted stock units shall be accelerated and shall vest on the Transition Period Termination Date, and that all shares under any stock options and restricted stock units granted to Executive between the date hereof and the Transition Period Termination Date shall vest on the Transition Period Termination Date. All stock options and restricted stock units shall be exercisable according to the terms and conditions set forth in the stock option agreements.

4.     Change In Control.   If a Change In Control, as defined in that certain Change In Control Agreement dated June 14, 2002 by and between the Company and Executive (the “Change In Control Agreement”), occurs during the Transition Period, Executive shall be entitled to the payments and benefits provided in the Change In Control Agreement, such payments to be made within five (5) business days after the occurrence of the Change In Control, provided that for purposes of calculating such payments and benefits, the term “Date of Termination” used in the Change In Control Agreement shall be the date of the occurrence of the Change in Control.

5.     Benefits Upon Retirement.   No provision of this Agreement shall cause the forfeiture of any other commitments previously made by the Company to Executive, including without limitation, Executive’s rights and entitlements upon his retirement as an employee of the Company, or, except as expressly provided herein, affect Executive’s rights and entitlements upon his retirement under the Company’s retirement, medical and deferred compensation plans, including without limitation Executive’s 401(k) plan, the Company’s Supplemental Executive Retirement Plan, Retiree Medical Plan, Executive Life Insurance Plan and all bonus and restricted stock deferrals.

6.     Financial Planning, Office Space and Administrative Support.   From and after the Transition Period Termination Date and continuing during his lifetime, the Company, at its cost, shall provide Executive with office space, telephone and administrative support at 3060 Peachtree Road, Suite 240, Atlanta, Georgia 30305, or such other location as contracted by the Company, which is substantially similar to the existing office space. From and after the Transition Period Termination Date and continuing through the preparation of the applicable tax returns for the tax year in which Executive attains age 70, Executive shall be entitled to continue receiving the financial planning and tax advisory services being provided to Executive on the date of this Agreement, and the cost of such services shall be paid directly by the Company or the Company shall reimburse Executive for the costs of such services.

7.     Tax Gross-Up Payment.   If any payments or benefits provided to Executive pursuant to this Agreement are subject to an excise or penalty tax under any provisions of the Internal Revenue Code of 1986, as amended (the “Code”) or any other revenue system to which Executive may be subject, the Company shall provide a gross-up payment to Executive in order to place him in the same after-tax position he would have been had no excise or penalty tax become due and payable under the Code or any other revenue system. Any gross-up payment to which Executive is entitled as a result of the applicability of an excise or penalty tax under the Code or any other revenue system to which Executive may be subject, will be determined in accordance with such applicable policies adopted by the Board of Directors of the Company, as in effect on the date of this Agreement.

8.     Confidentiality.   Until such time as the Company publicly discloses the terms of this Agreement, Executive agrees to keep confidential and not to make any statement, written or oral (including but not limited to any media source or to any other party) regarding the terms of this Agreement. It shall not constitute a breach of this paragraph for Executive to disclose the terms of this Agreement to Executive’s legal counsel, tax accountant, medical provider or licensed counselor, provided Executive obtains the agreement of such person to keep the terms hereof confidential, or if the terms of this Agreement must be disclosed as required by law, regulation or stock exchange rules, or upon order of any court of competent jurisdiction, or if the terms of this Agreement must be disclosed in order to remedy a breach of any term or condition herein.

9.     Additional Documents.   The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

10.   Government Law.   This Agreement shall be governed by the substantive laws of the State of Georgia.

11.   Successors.   This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean Equifax, Inc. and any successors.

12.   Severability.   If any of the provisions set forth in this Agreement be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.   Waiver, Dependent Conditions and Fees.   Any waiver or consent from either party hereto with respect to any term or provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of either party hereto at any time or times to require performance of, or to exercise any of its or his powers, rights or remedies with respect to, any term or provision of this Agreement shall not affect such party’s right at a later time to enforce any such term or provision.

14.   Indemnification and Insurance.   The Company hereby agrees to maintain and continue in place all indemnification obligations, directors and officers insurance and any agreements entered into by the Company for the provision therefor, provided for Executive in the Company’s Certificate of Incorporation and By-Laws, each as amended, any and all indemnification agreements executed by and between the Company and Executive, or otherwise.

15.   Notices.   All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Thomas F. Chapman
78 Lindbergh Drive #60
Atlanta, Georgia 30305
If to the Company:	Equifax, Inc.
1550 Peachtree Street, N.W.
Atlanta, Georgia 30309
Attention: D. Raymond Riddle, Lead Director

or to such other address as either party furnished to the other in writing in accordance with this Section 15. Notices and communications shall be effective when actually received by the addressee.

16.   Entire Agreement.   This Agreement contains the entire agreement between the Company and Executive and supersedes all prior agreements relating to the subject matter hereof, except as expressly referred to herein, and may be changed only by a writing signed by the parties hereto. Any and all prior representations, statements and discussions regarding the subject matter of this Agreement have been merged into and/or replaced by the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed by their authorized representatives as of the day and year first above written.

EQUIFAX, INC.
By:	/s/ D. RAYMOND RIDDLE
D. Raymond Riddle, Lead Director
By:	/s/ LARRY L. PRINCE
Larry L. Prince, Chairman of the Compensation,
Human Resources And Management
Succession Committee of the Board of Directors
/s/ THOMAS F. CHAPMAN
Thomas F. Chapman